EXHIBIT 10.2

                                  DEAL OUTLINE

     THIS DEAL OUTLINE, dated effective as of December 9, 1999, sets forth the main terms upon which TSET, Inc., a Nevada corporation ("TSET"), will acquire 100% of the issued and outstanding capital stock of Atomic Soccer USA, Ltd., a Wisconsin corporation ("Atomic Soccer"). TSET and Atomic Soccer intend to enter into agreements relating to such acquisition as soon as practicable after the date hereof, based upon the terms described herein, which shall set forth the definitive rights, obligations, undertakings, and liabilities of the parties.

     NOW, THEREFORE, TSET and Atomic Soccer agree to the following main terms:

     A. TSET to acquire 100% of Atomic Soccer in exchange for 1,000,000 TSET "investment" shares, to be allocated pro rata as requested by Atomic Soccer's current stockholders, subject to any finder's/broker's fees payable by Atomic Soccer.

     B. TSET to designate at least one director to Atomic Soccer's board of directors; day-to-day management and operations to remain in the hands of current executive management.

     C. Atomic Soccer's maquiladora manufacturing facility in Ensenada, Mexico (Atomic S.A. de C. V.) to be acquired by Atomic Soccer in the near future.

     D. Following the proposed acquisition, Atomic Soccer to conduct its business as heretofore conducted, with management and employees to diligently seek at all times to advance the interests, value, and expansion of the business enterprise, and protection of its trademarks, tradenames, and other valuable rights. Atomic Soccer's primary focus will be to further develop and expand the U.S. market for its products; international development to be considered in the future, once U.S. market development has been deemed sufficiently developed to warrant such expansion.

     E. TSET to assist and support Atomic Soccer's capital-raising efforts, with Atomic Soccer projecting operational funding needs of up to $1,000,000 over the next 12 months, to be described in more detail by Atomic Soccer's management in a written "use of proceeds" and pursuant to approved budgets. If necessary, TSET to use its own shares to raise such capital. TSET does not assume or obligate itself with respect to Atomic Soccer's indebtedness, operating expenses, or other financial liabilities including, without limitation, those financial obligations owed to David Ragsdale and Paul Hix.

     F. TSET understands that Atomic Soccer currently has outstanding a $500,000 revolving line of credit, and that the guaranty thereof provided by David Ragsdale must be replaced on or before June 30, 1999. TSET to act to retire, or renew such line of credit with replacement guaranties, on or before June 30, 2000.

     G. TSET and Atomic Soccer to consider a spin-off of Atomic Soccer into its own public vehicle at a mutually agreed time in the future (not earlier than 12-18 months following the proposed acquisition) with TSET or its designees to retain an appropriate ownership interest.
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     H. TSET and Atomic  Soccer to issue a press  release upon signing this Deal
Outline, indicating their agreement to the main terms set forth herein.


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